Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-48108, 33-48110, 33-61792, 333-21109, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306, 333-90308, 333-125182, and 333-152298 on Form S-8 of our reports dated March 31, 2010, relating to the consolidated financial statements and financial statement schedule of The Men’s Wearhouse, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 30, 2010.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 31, 2010